7 September 1999


Mr J L Dowling III
375 Park Avenue, 14th Floor
New York
NY 10152
USA


Dear Joe

Huntingdon Life Sciences Group plc (the "Company")

I am delighted that you have agreed to join the Board of Directors ("Board") as a Non-Executive Director of the Company and I am now writing to confirm the arrangements which will exist between you and the Company during the continuance of your appointment.

(A)      Duties

         Although they are not specifically mentioned, you will of course be subject to the normal duties and responsibilities of a Director at law and will be expected to comply with the principles of good corporate governance and guidelines issued from time to time by the Institute of Directors.

         You will be required, in your role as Non-Executive Director, to attend all board meetings of the Company and, where relevant, other companies within the Huntingdon Group ("Group"). You will also be required to make yourself available for consultation on the affairs of the Company and, where relevant, the Group, and to sit on any of the Company's Remuneration, Audit and/or Nomination Committees if so elected by the Company's Board.

         As an independent Director, we will expect you to bring an objectivity and independence of view to our discussions and to help the Board to provide the Company with effective leadership, as well as ensuring the continuing effectiveness of the management team and high standards of financial probity.

         You will be given reasonable prior notification of the time, date and venue of all meetings of the Board and Committees to which you are elected, unless circumstances do not otherwise permit.

         You will also be expected to attend the Company's premises when relevant, but otherwise it is up to you where you carry out your duties from.

         We expect that this appointment will require you to devote a minimum of the equivalent of one working day each month to the Group's business, together with any additional time which may be required for Committee business.

(B)      Term

         Subject to the provisions for early termination set out below, your appointment will commence on 7 September 1999 and will continue unless and until terminated by either you or the Company on not less than 3 months' written notice.

(C)      Fee

         For your services, the Company will pay you a fee, which will accrue from day to day, of (pound)20,000 plus VAT (if applicable) per annum, payable monthly in arrears. This fee will be reviewed annually by the Remuneration Committee of the Company. Any increase in the fee awarded as a result of such review will be entirely at the discretion of the Company and, if awarded, will take effect from the month immediately following the review date.

         In addition to the above fee, you will be reimbursed for all out of pocket expenses which you may incur in providing services to the Company and for which appropriate valid receipts are provided, to the satisfaction of the Company.

         For the avoidance of doubt, any fees payable to you will cease to be payable immediately in the event of your ceasing to be a Non-Executive Director of the Company, for whatever reason.

(D)      Confidentiality

         I must ask that, unless previously authorised by the Board, you will not at any time during this appointment nor at any time after its termination disclose to any person or persons, or use for your own purposes or for any purposes other than those of the Company or the Group, any confidential information acquired by you in the course of your duties and relating to, the Company or the Group. I must also ask that you will use your best endeavours to prevent unauthorised disclosure or publication or use of such confidential information.

         Nothing in the above paragraph is intended to prevent the disclosure by you of any confidential information which has come into the public domain, otherwise than as a result of your failure to comply with confidentiality provisions of this agreement.

(E)      Conflicts of interest

         You must disclose to the Board any conflict of interest arising out of your appointment.

         You will be expected to refrain, except with the prior consent of the Company, from accepting appointments to the position of director or consultant of any company or firm employed in the business of providing pre-clinical, early clinical and/or non-clinical biological safety evaluation services to the pharmaceutical and biotechnology, agrochemical and other chemical industries whilst you are a Non-Executive Director of the Company.

(F)      Compliance

         You must comply with the model code on directors' dealing's in respect of listed securities published by the London Stock Exchange Ltd., together with any rules and regulations of the London Stock Exchange
         Ltd., the New York Stock Exchange and the US Securities Exchange Commission. You must familiarise yourself with and comply with all codes of conduct and regulatory rules that apply to the Company and the Group, for the time being and from time to time.

(G)      Termination

         Your  appointment  is always  subject to the Articles of Association of the Company. In addition, the Company will be entitled to terminate this appointment by summary notice in writing in any circumstances which the Board reasonably considers justify such termination including, without limitation, if you:

(i) become incapable, in the reasonable opinion of the Board, of properly performing your duties, having been given due warning by the Board and having failed to remedy the situation to the satisfaction of the Board within a reasonable period from the date of such warning;

(ii) have a bankruptcy order made against you or enter into a voluntary arrangement within the meaning of section 253 Insolvency
         Act 1986, as amended from time to time;

(iii) become prohibited from being a company director at any time that you hold office as a Director of any Group Company;

(iv) otherwise than at the request of the Board, or with its express consent, resign as a Director of the Company;

(v) are guilty of serious misconduct or wilful and persistent neglect of your obligations under this appointment;

(vi) are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) in circumstances which would have a material adverse effect on the Company, the Group or their respective reputations;

(vii) in the reasonable opinion of the Board act in such a way as to seriously jeopardise the business of the Company and/or the Group; or

(viii) are not re-elected by the Company in general meeting pursuant to the Company's Articles of Association.

You will not be entitled to any compensation for loss of office.

You will not, at any time after the termination of your appointment, represent yourself or allow yourself to be held out or presented in anyway as connected with or interested in the business of any Group Company, unless you remain a Director of such company.

Nothing in this paragraph (G) will prevent you from resigning as a Director with immediate effect if you reasonably consider that the Board persists, after you have clearly expressed your objection in writing, in a course of action which you consider to be contrary to the Company's interest or likely to expose you to personal liability. Any resignation in these circumstances will not give rise to a claim by either party for termination without adequate notice.

Please confirm your agreement to the terms and conditions of this appointment by signing the enclosed duplicate letter and returning it to me.

Yours sincerely
For and on behalf of
Huntingdon Life Sciences Group plc




A Baker
Executive Chairman



I confirm my acceptance of the terms and conditions of this appointment.


Signed:.................................
         Mr J L Dowling III


Date:  ..................................